April 30, 2001

Reba W. Williams

Alliance Capital

Management Corporation

1345 Avenue of the Americas

New York, NY 10105

Dear Reba,

This letter sets forth the terms of your agreement with Alliance Capital Management Corporation (the “Company”) and Alliance Capital Management L.P. (the “Partnership”) relating to your future role and responsibilities.

1.  Resignation.  Effective as of May 1, 2001 (“Effective Date”), you shall resign as a member of the Board of Directors (the “Board”) of the Company and as an employee of the Partnership.

2.  Position/Duties.  For the period commencing on the Effective Date through December 31, 2003 (the “Term”), you agree to serve as a consultant to the Partnership to advise on the phasing-in of a photo and art collection, which shall gradually replace the prints from your collection that are currently hanging in the offices of the Partnership and its subsidiaries.  During the Term, you shall also continue to serve on the boards of directors of The India Liberalisation Fund, The Spain Fund, The Austria Fund and The Southern Africa Fund (collectively, the “Funds”), subject in all cases to the election by the boards of directors and shareholders of the Funds as necessary.

3.  Compensation/Benefits/Expenses. Commencing on the Effective Date, the Partnership shall pay to you a guaranteed supplemental retirement benefit in the amount of $180,000 per year for your life.  For your services to the Funds, you shall be compensated at one-half the director’s fee payable to non-affiliated directors of the Funds.  In addition, during the Term, to the extent that you are requested by the Partnership to meet with clients and you agree to do so, then the Partnership shall compensate you at a rate of $100 per hour and reimburse you for your reasonable expenses in accordance with the Partnership’s policies and procedures.

During the Term, any travel by you in connection with the performance of your duties hereunder or the business of the Partnership or the Funds shall be on the same basis and manner as travel by current members of the Executive Committee.  In addition, during the Term, the Partnership or the Funds, as the case may be, shall reimburse you for all reasonable business–related expenses that you incur in attending board meetings in accordance with the Partnership’s or the Fund’s policies and procedures.

As of the Effective Date, your participation in and contributions to all welfare, non-qualified and qualified plans of the Partnership and its affiliates shall cease.  Your rights to a distribution, rollover, form of payment or deferral regarding your account balances shall be determined in accordance with terms and conditions of the respective plans.  Notwithstanding the foregoing, if for any reason you cease to receive spousal dental and medical coverage under benefits provided to your husband by the Partnership, the Partnership shall provide you with comparable dental and medical benefits for life.

4.  Office and Support Staff.  During the Term, at the Partnership’s expense, you shall be entitled to use your current office, conference room and print storage area.  During the Term, your current support staff (which in your case includes Ms. Julie A. Perez, Executive Secretary, Mr. Robert Siciliano, Executive Secretary and Art Registrar and Mr. Steve Diehl, art installer (part-time employee)) (collectively, “Administrative Staff”) and such additional part-time or temporary secretarial services as required in your reasonable judgment and as approved by the Executive Committee, shall assist you in the performance of your duties; provided, however, Mr. Siciliano and Mr. Diehl’s employment may be terminated by the Partnership upon the Partnership’s complete return to you at a location in New York City of your print collection currently housed at the Partnership’s New York City offices.

During the Term, should any one of the Administrative Staff resign or should their employment otherwise be terminated (and in the case of Mr. Siciliano or Mr. Diehl, prior to the Partnership’s complete return to you of your print collection), you shall be entitled to hire a suitable replacement or replacements at comparable levels of compensation and benefits in accordance with the Partnership’s compensation and benefits policies for Senior Executive Secretaries and Administrative Assistants in effect at such time.

5.  Use of Facilities.  During the Term, in addition to hosting events in connection with your duties hereunder, you and your husband shall be entitled to sponsor events at the Company’s or the Partnership’s facilities for your non-profit activities to the extent that such facilities are available and such use does not conflict with a Company or Partnership event or activity.  The Partnership shall cover the costs, including refreshments and staffing, of such events that you and your husband sponsor, subject to a limitation in the aggregate amount of $100,000 per year.

6.  Nondisparagement.  From the Effective Date through May 1, 2006, you shall not make any statement, written or oral, that would disparage the Partnership and its affiliates or the personal or professional reputation of any of the present or former directors or senior executive officers of the Partnership and its affiliates.  From the Effective Date through May 1, 2006, the Partnership agrees that it shall not make, and it shall cause each of its senior executive officers and directors and each senior executive officer and director of its affiliates not to make any communication, whether written or oral, that would disparage you or your professional or personal reputation.

Notwithstanding the foregoing, nothing in this Paragraph 8 shall prevent any person from (a) responding publicly to incorrect, disparaging or derogatory public statements to the extent reasonably necessary to correct or refute such public statements or (b) making any truthful statement to the extent (x) necessary to enforce this agreement or (y) comply with legal process required by applicable law or by any court, arbitrator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order such person to disclose or make accessible such information.

You acknowledge that the provisions of this Paragraph are reasonable and necessary for the protection of the Partnership and its affiliates and that the Partnership and its affiliates will be irrevocably damaged if such provisions are not specifically enforced.  Accordingly, you agree that a breach of any of the provisions under this Paragraph will be deemed to be a material breach of this agreement and will entitle the Partnership to terminate this agreement and all further obligations it may have hereunder.

7.  Indemnification.  The Partnership confirms that as a director of the Company, you are an “Indemnified Person” until the Effective Date within the meaning of the Agreement of Limited Partnership of the Partnership.

During the Term, the Partnership agrees to indemnify you and hold you and your respective heirs and representatives harmless against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees) as a result of any claim or proceeding, or threatened claim or proceeding, against you that arises out of the performance of your services hereunder as a consultant to the Partnership and as a director of the Funds; provided that any such claim or proceeding is not attributable to any recklessness, deliberate misconduct or gross negligence on your part.  During the Term, you shall also be covered by any directors’ and officers’ liability policy maintained by any of the Funds so long as you continue to be a director of that Fund.

The foregoing indemnity shall not apply to claims by the Company against you that arise under the terms of this agreement and nothing herein shall require indemnification for any conduct occurring after the Term.

8.  Entire Agreement; Dispute Resolution; Amendments; Governing Law.  Except as otherwise provided in the agreement with your husband dated the same date as this agreement, this agreement contains the entire understanding with respect to the subject matter hereof, including the terms and conditions of your continued service with the Company and the Partnership, and supersedes any and all prior agreements and understandings, whether written or oral, between you, the Company, the Partnership or any affiliate thereof, with respect to the subject matter hereof.  Any dispute arising out of, or relating to, this agreement shall be resolved by binding arbitration, to be held in the Borough of Manhattan in New York City, in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

9.  Status as Independent Contractor; Withholding.  The parties agree that during the Term, you shall be an independent contractor with respect to the Partnership, and shall not be an agent or an employee of the Partnership.  The payment of any amount hereunder shall be subject to such withholding taxes or requirements, if any, as may apply from time to time to independent contractors.  You shall be responsible for paying all applicable taxes arising under any payments hereunder.

This agreement may not be altered, modified or amended except by written instrument signed by you, the Company and the Partnership.  This agreement shall be governed by New York law, without reference to principles of conflicts of law.

Sincerely,

ALLIANCE CAPITAL MANAGEMENT L.P.

By:	ALLIANCE CAPITAL MANAGEMENT
CORPORATION, its General Partner

By:	/s/ Bruce W. Calvert
Bruce W. Calvert
Chief Executive Officer

AGREED TO AND ACCEPTED BY

/s/ Reba W. Williams
Reba W. Williams

April 30, 2001
Date